EXHIBIT 11
                                 TSI Incorporated
                        Computation of Per Share Earnings

                                         Three Months Ended           Six Months Ended
                                            June 30, 1997            September 30, 1997
                                     -------------------------   -------------------------
                                         1997          1996          1997          1996
                                     -----------   -----------   -----------   -----------
Primary
-------
Average shares outstanding            11,529,903    11,372,186    11,512,226    11,229,319

Net effect of dilutive stock
options, based on the treasury
stock method using average
market price                             274,004       434,371       285,099       444,637
                                     -----------   -----------   -----------   -----------

Total                                 11,803,907    11,806,557    11,797,325    11,673,956

Net Earnings                         $ 1,770,616   $ 1,609,300   $ 3,252,870   $ 3,482,246

Primary per share amounts            $       .15   $       .14   $       .28   $       .30

Fully Diluted
-------------

Average shares                        11,529,903    11,372,186    11,512,226    11,229,319

Net effect of dilutive stock
options, based on the treasury
stock method using the
period-end market price, if
higher than the average market
price                                    271,115       438,053       285,487       446,748
                                     -----------   -----------   -----------   -----------

Total                                 11,801,018    11,810,239    11,797,713    11,676,067

Net Earnings                         $ 1,770,616   $ 1,609,300   $ 3,252,870   $ 3,482,246

Fully diluted per share amounts      $       .15   $       .14   $       .28   $       .30
